UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 25, 2009

Champion Industries, Inc.

(Exact Name of Registrant as Specified in Its Charter)

West Virginia

(State or Other Jurisdiction of Incorporation)

0-21084                                                      55-0717455

             (Commission File No.)                      (IRS Employer Identification No.)

2450 First Avenue
P. O. Box 2968
Huntington, West Virginia                                                                                                                               25728

(Address of Principal Executive Offices)                                                                                                      (Zip Code)

(304) 528-2700

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
0	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
0	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
0	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
0	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 2 - Financial Information
Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

                Pursuant to Form 8-K filed September 19, 2007, Champion Industries, Inc. (“Champion”) advised that on September 14, 2007, Champion, as borrower, entered into a credit agreement (the “Credit Agreement”) consisting of a (i) $70 million term loan facility that matures on September 14, 2013, (ii) revolving loan facility with a $30 million aggregate loan commitment amount available, including a subfacility of up to $5 million for letters of credit and a swingline facility of up to $5 million, which matures on September 14, 2012, with the various lenders from time to time party thereto and Fifth Third Bank, as Administrative Agent (the “Administrative Agent”), Letter of Credit Issuer and Lead Arranger.  All the subsidiaries of Champion (collectively, the “Guarantors”) executed Guaranties (the “Guaranties”) guaranteeing the payment and performance of Champion’s obligations under the Credit Agreement.
In connection with the Credit Agreement, Champion and all of its subsidiaries entered into a security agreement (the “Security Agreement”) and deeds of trust and mortgages (“Mortgages”) in favor of the Administrative Agent for the various lenders from time to time parties to the Credit Agreement, pursuant to which Champion and the Guarantors encumbered substantially all their assets for the benefit of the secured parties, as collateral security for the payment and performance of their obligations under the Credit Agreement and the Guaranties.  The encumbered assets include all tangible and intangible assets of Champion and the Guarantors and any future subsidiaries of Champion and the Guarantors, including, without limitation, all accounts receivable, inventory, equipment, real estate and stock of the Guarantors.
On March 25, 2009, the Administrative Agent sent Champion a Notice of Default, Notice of Institution of Default Rate and Reservation of Rights (“Notice of Default”), advising that Champion’s default under provisions of the Credit Agreement requiring it to maintain certain financial ratios (maintaining at each quarter end an EBITDA for the 12 months then ended to be no less than $18,000,000) now constitutes an Event of Default under the Credit Agreement.  Champion’s unaudited EBITDA for the 12 months ended January 31, 2009 was approximately $15,015,000.  Champion had also advised the Administrative Agent in its quarterly compliance certificate for the period ended January 31, 2009 that it was not in compliance with two additional covenants in the Credit Agreement. Champion was not in compliance with the leverage ratio covenant, which required that the leverage ratio as defined in the Credit Agreement not be greater than 4.00 to 1.00.  Champion’s leverage ratio was 4.67 to 1.00 at January 31, 2009.  Champion further advised the Administrative Agent that it was not in compliance with the covenant which required that the second fixed charge coverage ratio as defined in the Credit Agreement not be less than 1.15 to 1.00 at January 31, 2009.  Champion’s second fixed charge coverage ratio was 1.10 to 1.00 at January 31, 2009.
The Notice of Default further advised Champion that the Administrative Agent has instituted the default rate of interest, effective March 25, 2009, with respect to all loans under the Credit Agreement.  The default rate will result in Champion paying an additional 3 percent interest on its outstanding obligations.
The Notice of Default also advised that the Administrative Agent has not waived the Event of Default and reserves all rights and remedies as a result thereof.  Those remedies include, under the Credit Agreement, the right to accelerate and declare due and immediately payable the principal and accrued interest on all loans outstanding under the Credit Agreement.
The Notice of Default further stated that any extension of additional credit under the Credit Agreement would be made by the lenders in their sole discretion without any intention to waive any Event of Default.
At January 31, 2009, the outstanding principal balance of Champion’s obligations under the Credit Agreement totaled approximately $69,444,198.
Champion is engaged in discussions with the Administrative Agent and various lenders to restructure the Credit Agreement in a mutually constructive manner, but agreement satisfactory to Champion and the Administrative Agent and lenders has not yet been reached.

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 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAMPION INDUSTRIES, INC.
          (Registrant)

  Date: March 27, 2009

/s/ Todd R. Fry
          Todd R. Fry, Senior Vice President  and Chief Financial Officer

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